NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on February 25, 2025, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on February 14, 2025 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between Zuora, Inc. and Zodiac Acquisition Sub, Inc., a wholly owned subsidiary of Zodiac Purchaser, L.L.C., which are indirectly controlled by private investment funds affiliated with Silver Lake Group, L.L.C. became effective on February 14, 2025. Each share of Zuora, Inc. Class A common stock was converted into USD 10.00 in cash. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on February 14, 2025.